EXHIBIT 99.1

Ophthalmic Imaging Systems Announces Record Second Quarter Results

Company Reports 22.7% Increase in Revenues and 65.9% Increase in Net Income Compared to Second Quarter of 2004

15th Consecutive Profitable Quarter

SACRAMENTO, Calif.--(BUSINESS WIRE)--July 27, 2005--Ophthalmic Imaging Systems
(OIS) (OTCBB:OISI - News) today reported record financial results for the second quarter ended June 30, 2005.

The Company reported net revenues of $2,950,000 for the second quarter of 2005 compared with net revenues of $2,403,000 for the second quarter of 2004, an increase of 22.7%. Net income for the second quarter of 2005 climbed 65.9% to $406,000 or $0.03 earnings per basic and diluted share, compared with net income of $245,000, or $0.02 earnings per basic and diluted share, for the second quarter of 2004.

For the first six months of 2005, the Company reported net revenues of $5,790,000 compared with net revenues of $4,800,000 for the first six months of 2004, an increase of 20.6%. Net income for the first six months of 2005 climbed 52.8% to $740,000, or $0.05 earnings per basic and diluted share, compared with net income of $484,000, or $0.03 earnings per basic and diluted share, for the first six months of 2004.

"We are pleased to report that OIS has delivered another quarter of strong financial results, driven by continued sales growth of our digital imaging and our informatics products," stated Gil Allon, Chief Executive Officer of the Company. "We continue to execute our aggressive growth strategy which has lead to increased sales and sustainable earnings."

Mr. Allon concluded, "Our focus on technical innovation with advanced new products such as our WinStation 3200(TM) and Ophthalmology Office(TM) continues to strengthen our sales and sustain OIS as a leading provider of digital imaging systems and informatics solutions for the eye-care field. Our strong growth provides shareholders with expanding returns and cash flow."

About Ophthalmic Imaging

Systems Ophthalmic Imaging Systems, a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

                      OPHTHALMIC IMAGING SYSTEMS
                        Selected Financial Data
                  Condensed Statements of Operations


                              THREE MONTHS ENDED                  SIX MONTHS ENDED
                                    JUNE 30,                          JUNE 30,
                          -----------------------------     -----------------------------
                              2005             2004             2005             2004
                          ------------     ------------     ------------     ------------
                           (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)

NET REVENUES              $  2,949,579     $  2,403,040     $  5,789,604     $  4,800,109
                          ------------     ------------     ------------     ------------
COST OF SALES                1,210,145          914,399        2,376,013        1,871,945
                          ------------     ------------     ------------     ------------
GROSS PROFIT                 1,739,434        1,488,641        3,413,592        2,928,164

   SALES AND MARKETING         686,390          696,325        1,414,395        1,356,007
   GENERAL AND
    ADMINISTRATIVE             325,636          258,340          638,632          505,805
   RESEARCH AND

    DEVELOPMENT                265,404          229,950          507,812          477,186
                          ------------     ------------     ------------     ------------
TOTAL OPERATING
 EXPENSES                    1,277,430        1,184,615        2,560,839        2,338,998
                          ------------     ------------     ------------     ------------
INCOME FROM OPERATIONS         462,004          304,026          852,753          589,166
INTEREST AND OTHER
 EXPENSE, NET                  (51,029)         (59,342)        (103,618)        (104,667)
                          ------------     ------------     ------------     ------------
NET INCOME BEFORE
 INCOME TAXES                  410,975          244,684          749,135          484,499
INCOME TAXES                    (5,024)              --           (9,024)              --
                          ------------     ------------     ------------     ------------
NET INCOME                $    405,951     $    244,684     $    740,111     $    484,499
                          ============     ============     ============     ============

INCOME PER BASIC SHARE    $       0.03     $       0.02     $       0.05     $       0.03
                          ============     ============     ============     ============

SHARES USED IN THE
 CALCULATION OF NET
 INCOME PER BASIC
 SHARE                      15,071,607       14,639,300       15,056,374       14,537,924
                          ============     ============     ============     ============

INCOME PER DILUTED
 SHARE                           $0.03            $0.02            $0.05            $0.03
                          ============     ============     ============     ============

SHARES USED IN THE
 CALCULATION OF NET
 INCOME PER DILUTED
 SHARE                      16,136,823       15,700,475       16,229,367       15,583,163
                          ============     ============     ============     ============

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

Contact:

     Ophthalmic Imaging Systems
     Gil Allon, CEO, 916-646-2020
     Ariel Shenhar, CFO, 916-646-2020

         or

     KCSA Worldwide
     Todd Fromer, 212-896-1215 (Investor Relations)
     Garth Russell, 212-896-1250 (Investor Relations)